UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 3, 2009

Kensey Nash Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-27120	36-3316412
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

735 Pennsylvania Drive, Exton, Pennsylvania 19341

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (484) 713-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On March 5, 2009, Kensey Nash Corporation (the “Company”) announced that its Board of Directors appointed Michael Celano, C.P.A. as the Company’s Chief Financial Officer, effective March 10, 2009. The Company reached agreement with Mr. Celano on March 3, 2009. Mr. Celano, age 49, has extensive experience in life sciences, having spent 24 years in public accounting as a partner with KPMG and Arthur Andersen, holding life science leadership positions in both firms. He served more than forty life sciences clients and was the lead audit partner for sixteen different public life sciences companies. In addition, he was the lead partner on 22 initial public offerings, and he has worked on over 100 public offerings and over 60 corporate partnering and merger/acquisition transactions. In 2004, after his public accounting experience, Mr. Celano became the Chief Financial Officer for BioRexis Pharmaceutical Corporation, a privately held venture-funded company that was acquired by Pfizer in February 2007. Most recently, from 2007 to 2009, Mr. Celano was the Managing Director, National Life Sciences Practice, for Aon Corporation of Philadelphia, PA. While at Aon, Mr. Celano led business development activities in key U.S. markets focused on product/clinical trial and D&O enterprise risk. Mr. Celano is also on the board of Orasure Technologies, a publicly held medical diagnostics company.

A copy of the press release issued by the Company on March 5, 2009 announcing the appointment of Mr. Celano is attached hereto as Exhibit 99.1.

(e) Upon the recommendation of the Compensation Committee of the Company’s Board of Directors (the “Board”) and the approval of the Board, the Company entered into an Employment Agreement with Mr. Celano, which is effective as of March 10, 2009 and will expire in March 2011 (subject to renewal by the Company) if the executive remains employed by the Company. The Employment Agreement with Mr. Celano provides for a minimum annual base salary of $250,000, or Mr. Celano’s most recent per annum base salary, whichever is greater. The Employment Agreement provides that Mr. Celano’s salary is subject to annual increases as determined by the Board, and provides that an annual bonus (not to exceed 75%, with an initial target established at 50%, of Mr. Celano’s base salary for the applicable performance period) may be paid at the discretion of the Board. In addition, restricted stock, stock options and other equity-based awards may be granted to Mr. Celano in accordance with the applicable Company incentive compensation plan. The Employment Agreement restricts Mr. Celano from competing with the Company during the term of the agreement and for 12 months after termination of his employment with the Company.

In the event that the employment of Mr. Celano is terminated by the Company without “Cause” prior to a “Change in Control” during the employment term, he will be entitled to receive, among other things, severance pay equal to the greater of (i) any amount of base salary remaining until the expiration of the original two-year employment term and a payment equal to one “Estimated Bonus” (equal to the average of the value of cash bonuses and restricted stock received by him for each of the last two fiscal years) for each year of the original two-year employment term for which he would otherwise be entitled but for such termination, or (ii) 12 months worth of his base salary and a payment equal to one Estimated Bonus, and all unvested stock options and restricted stock held by him will immediately become vested.

If, following a “Change in Control,” the Company terminates Mr. Celano’s employment with the Company, other than for “Cause” or Mr. Celano resigns his employment with the Company for “Good Reason” during the employment term, he will be entitled to receive, among other things, severance pay equal to the greater of (i) the amount he would receive upon termination as described in the immediately preceding paragraph, or (ii) the sum of (x) one and one-half times his regular base salary or one and one-half times his most recent per annum base salary, whichever is greater, and (y) a payment in an amount equal to one and one-half times an Estimated Bonus. Mr. Celano would also be entitled to receive an additional payment, net of taxes, to compensate for any excise tax imposed on these and other payments if they are determined to be excess parachute payments under the tax code. Following a “Change in Control,” all unvested options and restricted stock granted to Mr. Celano will immediately become vested.

Also, upon the recommendation of the Compensation Committee of the Board and approval by the Board, upon the commencement of his employment, Mr. Celano will be granted, under the Seventh Amended and Restated Kensey Nash Corporation Employee Incentive Compensation Plan, a ten-year option to purchase 30,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the first day of his employment. The option will vest in four equal annual installments on the anniversaries of his first day of employment, based solely on his continuation of service with the Company. In addition, Mr. Celano will be granted a restricted stock award of 10,000 shares of the Company’s common stock that will vest in four equal annual installments on the anniversaries of his first day of employment, based solely on his continuation of service with the Company.

The foregoing description of the Employment Agreement is not complete and in all respects qualified in its entirety by the actual provisions of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1 Employment Agreement, effective as of March 10, 2009, between the Company and Michael Celano, Chief Financial Officer.

99.1 Press release issued by the Company on March 5, 2009 announcing the appointment of Michael Celano as Kensey Nash Corporation’s Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENSEY NASH CORPORATION

By:	/s/ Joseph W. Kaufmann
Joseph W. Kaufmann
Chief Executive Officer

Dated: March 9, 2009

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